EXHIBIT 99.1
May 30, 2013
To Our Members:
We have received approval from our Board of Directors and our regulator, the Federal Housing Finance Agency, to implement changes to our capital plan that we believe will make it easier for you to do business with us and that may lower the overall cost of borrowing for members that use advances for long-term funding and short-term liquidity. The amended capital plan is effective July 1, 2013. Under the amended capital plan the Bank can:

•	Pay an enhanced dividend on B1 stock

•	Convert to B1 stock any stock supporting advances in excess of the lesser of the member's membership requirement or $5 million

•	Reduce capital stock requirements for certain future advance offerings

•	Implement a cap on the total membership stock requirement

Webinar Information
We will hold webinars on June 11, 12, and 17 to explain the changes to the plan and address questions. We encourage you or one of your colleagues to attend. Please click here to register.
Key Changes: Highlights
A copy of the amended capital plan directly follows the end of this letter. However, below are the highlights of the key changes:
Pay an enhanced dividend on B1 stock
Beginning in the third quarter of 2013, the FHLBC expects to pay an enhanced dividend on activity stock (B1) relative to stock required for membership (B2) as permitted under our amended capital plan and as appropriate based on quarterly earnings. We anticipate paying a higher dividend on activity stock, which will serve to lower the cost of borrowing from the Bank and represents another way to provide increased value to our members. Decisions regarding future dividends will be at the sole discretion of our Board and will depend on future operating results, FHLBC's retained earnings and dividend policy, and the limits adopted by our Board pursuant to their existing resolution.
The Bank will analyze and adjust each member's capital stock position on July 1, 2013, and then daily thereafter to determine the level of activity stock and membership stock. We will use this calculation to determine the average activity capital stock and average membership capital stock outstanding during the quarter. The combined dividend rate on the total stock held by each member will depend on its level of activity with the Bank during the applicable quarter.
As you know, every member must purchase capital stock to become a member of the FHLBC. Borrowings are supported by holding total stock equal to 5% of total advances outstanding.

Members can continue to satisfy their activity stock requirement by holding a combination of activity stock and membership stock.
Convert to B1 stock any stock supporting advances in excess of the lesser of the membership requirement or $5 million
Under the amended capital plan, our Board of Directors can now set a threshold on the amount of stock held for membership before the excess automatically converts to activity stock with advances usage, which is expected to pay a higher dividend. This new threshold on membership or B2 stock may be set between $5 million and $250 million; at its May 23, 2013, meeting, the Board voted to set the initial threshold at $5 million.
Without the new $5 million threshold on membership stock, a member with a membership stock requirement of $6 million could borrow up to $120 million in advances at the current five percent (5%) or 20-to-1 ratio and all of that stock would be classified as B2 or membership stock. However, with the new $5 million threshold on membership stock, all advances in excess of $100 million will be supported by B1 or activity stock. If this member had $120 million in advances, $5 million would be membership stock and $1 million would be activity stock. The Bank will process this conversion automatically. If advances rise above $120 million, the member would need to buy more stock, which would also be classified as activity stock. Thus, the second $100 million the member borrows will have a lower net cost to the extent the Board declares a higher dividend paid on activity stock in any quarter. A member with a membership stock requirement of less than $5 million will also benefit from any higher B1 dividend when the member's borrowings exceed 20 times its membership stock requirement.
Reduce capital stock requirements for certain advance offerings

The example above used five percent (5%) multiplied by the then-outstanding principal balance of the member's advances to calculate the activity stock requirement. Under the amended capital plan, the Board also may now adjust the percentage for certain new advances periodically, but it may not be set at less than two percent (2%) nor at more than six percent (6%). This change gives the Board the right to allow members to add new advances with significantly lower capital holding requirements. We will provide more details when the Board implements this part of the plan.
Implement a cap on the total membership stock requirement
Finally, our Board of Directors also now has the right to change the maximum capital stock requirement for membership. This new maximum on the total membership stock requirement may be set between $25 million and $250 million; at its May 23, 2013, meeting the Board voted to set the initial maximum requirement for membership stock at $250 million. However, we note that the amended plan further limits this maximum to the lesser of (1) the new cap and (2) 9.9% of the Bank's total capital stock. Based on the level of the Bank's capital stock as of December 31, 2012, each member of the Bank is therefore currently subject to a maximum membership stock requirement equal to $163.4 million rather than $250 million.

For more information about the amended capital plan, please see the attached Amended and Restated Capital Plan, effective July 1, 2013.
These changes are just a few of the ways in which we continue to focus our efforts on making it easier for our members to do business with the Bank. The amendments to the capital plan are designed to reduce the cost of advances for members that use the Bank by providing those members the opportunity to receive a higher dividend on activity stock.
Best regards,
/s/ Matt Feldman
Matt Feldman
President and CEO

This letter contains forward-looking statements which are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as “anticipates,” “believes,” “expects,” “could,” “plans,” “estimates,” “may,” “should,” “will,” or their negatives or other variations on these terms. We caution that, by their nature, forward-looking statements involve risk or uncertainty, that actual results could differ materially from those expressed or implied in these forward-looking statements, and that actual events could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, instability in the credit and debt markets, economic conditions (including effects on, among other things, mortgage-backed securities), changes in mortgage interest rates and prepayment speeds on mortgage assets, our ability to successfully transition to a new business model and to pay future dividends, our ability to meet required conditions to repurchase or redeem excess capital stock from our members, including maintaining compliance with our minimum regulatory capital requirements and determining our financial condition is sound enough to support such repurchases and redemptions, and the risk factors set forth in our periodic filings with the Securities and Exchange Commission, which are available on our website at www.fhlbc.com. We assume no obligation to update any forward-looking statements made in this letter.